EXHIBIT 99.1

Cleco Corporation reports full-year 2011 operational earnings of $2.53 per diluted share

•	2011 operational earnings per share up 12% from 2010

•	Company reaffirms 2012 earnings guidance

PINEVILLE, La., Feb. 22, 2012 - Cleco Corporation (NYSE: CNL) posted 2011 earnings of $195.7 million, or $3.22 per diluted share, down $59.6 million from the $255.3 million recorded in 2010. Fourth-quarter earnings were $30.6 million, or $0.51 per diluted share, up $10.0 million from the $20.6 million recorded in the fourth quarter of 2010. Operational earnings for 2011, which exclude the gain from the Acadia 2 transaction and other nonoperational gains, were $153.9 million, or $2.53 per diluted share, while operational earnings for 2010, which excludes the gains from the Evangeline and Acadia Unit 1 transactions and other nonoperational gains, were $137.6 million, or $2.26 per diluted share.

“Our 2011 earnings results clearly reflect the strength and diversity of the business we’ve built over the last few years,” said Bruce Williamson, president and CEO of Cleco Corporation. “The full-year effect of base rates supporting our investments in Madison Unit 3 and Acadia Unit 1 combined with above average summer weather have produced solid operational earnings and equity returns.”

“In addition to producing solid operational earnings, we successfully closed on the sale of Acadia Unit 2 to Entergy Louisiana and subsequently extinguished $150.0 million of debt at the holding company,” said Williamson. “We also strengthened our balance sheet by expanding and extending our credit facilities, refinancing debt and further reducing overall debt at Cleco Power. We also increased our dividend twice in 2011 for a total increase of 25 percent while continuing to meet our customers’ needs.”

“The year 2012 is off to a very good start,” said Williamson. “In late January, Cleco Evangeline, a subsidiary of Cleco Midstream, announced that Coughlin Power Station was the winning bidder in Cleco Power’s 2011 request for capacity and energy to meet new environmental standards. Cleco Power agreed to enter into a three-year power purchase agreement for 730 megawatts with Cleco Evangeline subject to approval by federal and state regulators.”

“A week later, Cleco Power announced the signing of a new 10-year full-requirements wholesale power contract with Dixie Electric Membership Corporation (DEMCO) with service to begin in April 2014 pending approval by our state regulators,” said Williamson. “This contract is expected to grow Cleco Power’s load by more than 20 percent when it commences and add significant growth over the term of the contract. The DEMCO opportunity represents a new type of growth for Cleco Power, as electric cooperatives and municipalities begin looking for suppliers to serve them from diverse fuel types as environmental regulations continue to tighten. The steps we’ve already taken to diversify our fuel mix and modernize our generating fleet are paying off.”

Earnings Guidance:

Cleco is reaffirming its 2012 consolidated operational earnings in the range of $2.34 - $2.44 per diluted share. This estimate assumes normal weather for the year and is based on no earnings contribution from Midstream. This guidance range excludes adjustments related to life insurance policies. Please refer to “Operational Earnings Adjustments” in this news release for a description of these adjustments on the company’s earnings per diluted share for the three and twelve months ended Dec. 31, 2011 and 2010.

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Cleco Corporation

Financial Highlights:

Fourth Quarter 2011

•	Cleco reports fourth-quarter earnings applicable to common stock of $30.6 million, or $0.51 per diluted share, compared to $20.6 million, or $0.34 per diluted share for the fourth quarter of 2010.

Year-to-Date 2011

•	Cleco reports earnings applicable to common stock for 2011 of $195.7 million, or $3.22 per diluted share, compared to $255.3 million, or $4.20 per diluted share for 2010.

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures

	Diluted Earnings Per Share
	Three months ended Dec. 31
Subsidiary	2.011	2.01
Cleco Power LLC	$0.39	$0.40
Cleco Midstream Resources LLC	0.06	(0.04)
Corporate and Other[1]	—	(0.02)
Operational diluted earnings per share (Non-GAAP)	0.45	0.34
Adjustments[2]	0.06	—
Diluted earnings per share applicable to common stock	$0.51	$0.34

GAAP refers to United States generally accepted accounting principles.

1 Includes dividends on preferred stock
2 Refer to “Operational Earnings Adjustments” in this news release

Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures

	Diluted Earnings Per Share
	Year ended Dec. 31
Subsidiary	2011	2010
Cleco Power LLC	$2.34	$2.42
Cleco Midstream Resources LLC	0.07	(0.04)
Corporate and Other[1]	0.12	(0.12)
Operational diluted earnings per share (Non-GAAP)	2.53	2.26
Adjustments[2]	0.69	1.94
Diluted earnings per share applicable to common stock	$3.22	$4.20

GAAP refers to United States generally accepted accounting principles.

1 Includes dividends and redemption costs on preferred stock
2 Refer to “Operational Earnings Adjustments” in this news release

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Cleco Corporation

Quarter-Over-Quarter Operational Diluted Earnings Per Share Reconciliation:

$0.34	2010 fourth-quarter operational diluted earnings per share

(0.08)	Non-fuel revenue, net of rate refund accrual
(0.01)	Other expenses, net
0.08	Income taxes
$(0.01)	Cleco Power results

0.10	Cleco Midstream results

0.02	Corporate and Other results

$0.45	2011 fourth-quarter operational diluted earnings per share

0.06	Adjustments[1]

$0.51	Reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Non-fuel revenue decreased earnings by $0.08 per share compared to the fourth quarter of 2010 primarily due to $0.09 per share of lower electric sales resulting from milder winter weather, partially offset by $0.01 per share due to higher transmission revenue and a gain on the sale of Cleco Power's fuel oil inventory.

•
Other expenses, net, were $0.01 per share higher compared to the fourth quarter of 2010 primarily due to $0.02 per share of higher other operations expense, $0.01 per share of higher depreciation expense, and $0.01 per share of higher interest charges. These increases were partially offset by $0.01 per share of lower non-recoverable expenses, $0.01 per share of lower property and state franchise taxes, and $0.01 per share primarily related to the absence of expenses related to an interest rate swap termination.

•
Lower income taxes increased earnings by $0.08 per share compared to the fourth quarter of 2010 as a result of $0.04 per share for state tax benefits, $0.02 per share related to the settlement of the 2001 through 2003 IRS audit, $0.01 per share for adjustments for prior year tax returns, and $0.01 per share to bring tax expense in line with the annual effective tax rate.

Cleco Midstream Resources

•
Evangeline’s results increased earnings by $0.09 per share compared to the fourth quarter of 2010 primarily due to $0.12 per share related to the settlement of the 2001 through 2003 IRS audit, partially offset by $0.01 per share of additional interest charges related to uncertain tax positions and $0.02 per share related to higher property taxes as a result of the expiration of a 10-year property tax exemption.

•	Acadia’s results increased earnings by $0.01 per share compared to the fourth quarter of 2010 primarily due to the absence of Acadia Unit 2 operating losses.

Corporate and Other

•
Lower income taxes increased earnings by $0.01 per share compared to the fourth quarter of 2010 as a result of $0.02 per share for tax credits and $0.01 per share related to the settlement of the 2001 through 2003 IRS audit. These increases were partially offset by $0.02 per share to bring tax expense in line with the consolidated annual effective tax rate.

•	Lower other miscellaneous expenses increased earnings by $0.01 per share compared to the fourth quarter of 2010.

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Cleco Corporation

Year-Over-Year Operational Diluted Earnings Per Share Reconciliation:

$2.26	Year ended Dec. 31, 2010, operational diluted earnings per share

0.24	Non-fuel revenue, net of rate refund accrual
(0.09)	Other expenses, net
(0.16)	Interest charges
(0.15)	AFUDC (allowance for funds used during construction)
0.08	Income taxes
$(0.08)	Cleco Power results

0.11	Cleco Midstream results

0.24	Corporate and Other results

$2.53	Year ended Dec. 31, 2011, operational diluted earnings per share

0.69	Adjustments[1]

$3.22	Reported GAAP diluted earnings per share

1Refer to “Operational Earnings Adjustments” in this news release

Cleco Power

•
Non-fuel revenue increased earnings by $0.24 per share in the year-over-year comparison primarily due to $0.27 per share related to the base rate increase that became effective in February 2010, which included Madison Unit 3 and the investment in Acadia Unit 1. Non-fuel revenue also included amounts related to the completed portions of the Acadiana Load Pocket transmission project. These increases were partially offset by $0.15 per share of lower electric sales primarily due to milder winter weather in 2011. Also contributing to the increase in non-fuel revenue was $0.09 per share from sales of fuel oil inventory, higher mineral lease payments, higher transmission revenue, and the absence of net unfavorable results relating to economic hedge transactions associated with fixed-price power that was provided to a wholesale customer in 2010. Lower estimated accruals for a rate refund further increased non-fuel revenue by $0.03 per share.

•
Other expenses, net, were $0.09 per share higher compared to 2010 primarily due to $0.05 per share of higher generating station operating and maintenance expenses, primarily as a result of Madison Unit 3 being placed in service in the first quarter of 2010, and $0.06 per share related to other operating expenses. Higher depreciation expense contributed $0.07 per share primarily due to Madison Unit 3 being placed in service and the acquisition of Acadia Unit 1, both in the first quarter of 2010. These increases were partially offset by $0.05 per share from the absence of expenses related to fixed-price power that was provided to a wholesale customer during 2010, $0.03 per share of lower capacity payments, and $0.01 per share of lower other taxes.

•
Higher interest charges decreased earnings $0.16 per share compared to 2010 primarily due to $0.13 per share from the November 2010 issuance of $250.0 million senior notes and $0.09 per share of interest related to uncertain tax positions. These decreases were partially offset by $0.03 per share of lower interest due to repayments of insured quarterly notes and a bank term loan in October 2010 and November 2010, respectively, and $0.03 per share of lower other miscellaneous interest charges.

•	AFUDC, primarily associated with the first quarter 2010 completion of the Madison Unit 3 project, reduced earnings $0.15 per share compared to 2010.

•
Lower income taxes increased earnings by $0.08 per share compared to 2010 as a result of $0.05 per share for state tax benefits, $0.04 per share for the tax impact of a valuation allowance for capital loss carryforwards recorded in 2010 and reversed in 2011, the absence of $0.03 per share of tax expense resulting from health care legislation changes affecting Medicare Part D recorded in 2010, and $0.02 per share related to the settlement of the 2001 through 2003 IRS audit. These increases were partially offset by the absence of $0.05 per share for the adjustment related to the implementation of the new retail base rates recorded in 2010 and $0.01 per share for adjustments for prior year tax returns.

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Cleco Corporation

Cleco Midstream Resources

•
Evangeline's results increased $0.09 per share compared to 2010 primarily due to $0.12 per share related to the settlement of the 2001 through 2003 IRS audit, $0.03 per share for adjustments for prior year tax returns, and $0.02 per share of lower interest charges. These increases were partially offset by $0.07 per share of lower tolling revenue resulting from the Evangeline restructuring and pricing of the new tolling agreement and $0.01 per share of higher other miscellaneous expenses.

•	Acadia's results increased $0.03 per share compared to 2010 primarily due to the absence of operating losses at Acadia Units 1 and 2.

•	Higher other expenses at Midstream decreased results $0.01 per share compared to 2010.

For a discussion of other transactions affecting the results of Cleco Midstream, please refer to “Operational Earnings Adjustments - Gains from Evangeline and Acadia Units 1 and 2 Transactions” below.

Corporate and Other

•
Lower income taxes increased earnings by $0.14 per share compared to 2010 as a result of $0.06 per share for tax credits, $0.05 per share due to net favorable permanent differences, $0.01 per share related to the settlement of the 2001 through 2003 IRS audit, and $0.02 per share related to adjustments for prior year tax returns.

•	Lower interest charges increased earnings by $0.07 per share compared to 2010 primarily due to lower amounts related to uncertain tax positions and the repayment of a bank term loan in April 2011.

•	Lower other miscellaneous expenses increased earnings by $0.03 per share compared to 2010.

Operational Earnings Adjustments:

Cleco’s management uses operational earnings per share, which is a non-GAAP measure, to evaluate the operations of Cleco and establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare Cleco’s operational financial performance over the periods presented. Operational earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of operational earnings per share to reported GAAP earnings per share.

Reconciliation of Operational Diluted Earnings Per Share to Reported GAAP Diluted Earnings Per Share

	Diluted Earnings Per Share
	Three months ended Dec. 31
	2011	2010
Operational diluted earnings per share	$0.45	$0.34
Life insurance policies	0.06	0.01
Tax levelization	—	(0.01)
Reported GAAP diluted earnings per share applicable to common stock	$0.51	$0.34

	Diluted Earnings Per Share
	Year ended Dec. 31
	2011	2010
Operational diluted earnings per share	$2.53	$2.26
Life insurance policies	0.06	0.02
Gain from Evangeline transaction	—	1.51
Gain from Acadia Unit 1 transaction	—	0.41
Gain from Acadia Unit 2 transaction	0.63	—
Reported GAAP diluted earnings per share applicable to common stock	$3.22	$4.20

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Cleco Corporation

Reconciling adjustments from operational diluted earnings per share to GAAP diluted earnings per share are as follows:

Life Insurance Policies

Cleco has life insurance policies covering certain members of management. These policies have a cash surrender value component which is carried as an asset and adjusted due to market changes, premium payments, or policy redemptions. Cleco is unable to predict market changes and cash surrender value amounts of these policies, and management does not consider these adjustments to be a component of operational earnings. The increase in the 2011 amount of life insurance policies as compared to the 2010 amount, as shown in the charts above, was primarily due to the receipt of life insurance death proceeds during the fourth quarter of 2011.

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with the company’s estimated annual effective tax rate. As a result, quarterly, Cleco projects the annual effective tax rate and then adjusts the tax expense recorded in that quarter to reflect the projected annual effective tax rate. The resulting adjustment for this item had no impact for the fourth quarter of 2011. During the fourth quarter of 2010, Cleco recorded a $0.01 per share expense from the levelization of its annual tax rate to bring the actual tax rate in line with the projected annual effective tax rate. The incremental adjustment for tax levelization is not related to operational earnings because it reflects the effect of the change in tax rates on operational earnings for the entire year.

Gains from Evangeline and Acadia Units 1 and 2 Transactions

On Feb. 22, 2010, the then existing Evangeline tolling agreement was terminated and a new tolling agreement was executed with the same counterparty resulting in the recognition of a gain of $1.51 per share for 2010. On Feb. 23, 2010, Cleco Power’s acquisition of Acadia Unit 1 and half of Acadia Power Station’s common facilities was completed resulting in the recognition of a gain of $0.41 per share for 2010. On April 29, 2011, the sale of Acadia Unit 2 and Acadia Power Station’s remaining common facilities was completed resulting in the recognition of a gain of $0.63 per share for 2011. Because these are one-time gains, management does not consider these adjustments to be components of operational earnings.

Cleco management will discuss the company’s fourth-quarter and year-to-date 2011 results during a conference call scheduled for 10 a.m. Central time (11 a.m. Eastern time) Thursday, Feb. 23, 2012. The call will be webcast live on the Internet. A replay will be available for 12 months. Investors may access the webcast through the company’s website at www.cleco.com by selecting “Investor Relations” and then “Q4 2011 Cleco Corporation Earnings Conference Call.”

Cleco Corporation is a regional energy company headquartered in Pineville, La. Cleco owns a regulated electric utility company, Cleco Power LLC, which owns 9 generating units with a total nameplate capacity of 2,524 megawatts and serves approximately 281,000 customers in Louisiana through its retail business and 10 communities across Louisiana and Mississippi through wholesale power contracts. Cleco also owns a wholesale energy business, Cleco Midstream Resources LLC, which owns two generating units with a total nameplate capacity of 775 megawatts. For more information about Cleco, visit www.cleco.com.

Analyst Contact:
Russell Davis
(318) 484-7501

Media Contact:
Fran Phoenix
(318) 484-7467

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Cleco Corporation

	Three months ended Dec. 31
(Unaudited)	(million kWh)			(thousands)
	2011	2010	Change	2011	2010	Change
Electric Sales
Residential	772	822	(6.1)%	$58,404	$62,970	(7.3)%
Commercial	613	614	(0.2)%	42,652	43,142	(1.1)%
Industrial	596	592	0.7%	21,642	22,385	(3.3)%
Other retail	32	33	(3.0)%	2,331	2,458	(5.2)%
Surcharge	—	—	—	3,161	1,683	87.8%
Other	—	—	—	(1,552)	(1,621)	4.3%
Total retail	2,013	2,061	(2.3)%	126,638	131,017	(3.3)%
Sales for resale	393	442	(11.1)%	11,200	13,755	(18.6)%
Unbilled	(49)	45	(208.9)%	(2,980)	(684)	(335.7)%
Total retail and wholesale customer sales	2,357	2,548	(7.5)%	$134,858	$144,088	(6.4)%

	Year ended Dec. 31
(Unaudited)	(million kWh)			(thousands)
	2011	2010	Change	2011	2010	Change
Electric Sales
Residential	3,877	3,978	(2.5)%	$294,076	$271,781	8.2%
Commercial	2,650	2,605	1.7%	179,786	160,039	12.3%
Industrial	2,366	2,271	4.2%	85,965	78,158	10.0%
Other retail	134	138	(2.9)%	9,815	9,186	6.8%
Surcharge	—	—	—	10,695	8,888	20.3%
Other	—	—	—	(6,426)	(6,005)	(7.0)%
Total retail	9,027	8,992	0.4%	573,911	522,047	9.9%
Sales for resale	1,888	1,983	(4.8)%	45,633	47,954	(4.8)%
Unbilled	(139)	46	(402.2)%	(14,520)	22,675	(164.0)%
Total retail and wholesale customer sales	10,776	11,021	(2.2)%	$605,024	$592,676	2.1%

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Cleco Corporation

CLECO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the three months ended Dec. 31	2011	2010
Operating revenue
Electric operations	$228,472	$246,574
Tolling operations	2,868	3,052
Other operations	11,187	10,105
Affiliate revenue	—	137
Gross operating revenue	242,527	259,868
Electric customer credits	(3,406)	(3,282)
Operating revenue, net	239,121	256,586
Operating expenses
Fuel used for electric generation	85,245	86,823
Power purchased for utility customers	9,233	17,459
Other operations	34,208	32,731
Maintenance	22,411	22,396
Depreciation	30,149	29,304
Taxes other than income taxes	7,587	8,136
Loss on sales of assets	959	375
Total operating expenses	189,792	197,224
Operating income	49,329	59,362
Interest income	97	40
Allowance for other funds used during construction	1,190	1,361
Equity loss from investees, before tax	—	(363)
Other income	5,584	1,678
Other expense	(3,465)	(2,611)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	(6,923)	24,265
Allowance for borrowed funds used during construction	(430)	(510)
Total interest charges	(7,353)	23,755
Income before income taxes	60,088	35,712
Federal and state income tax expense	29,445	15,087
Net income	30,643	20,625
Preferred dividends requirements	—	12
Net income applicable to common stock	$30,643	$20,613

Average number of basic common shares outstanding	60,282,040	60,511,692
Average number of diluted common shares outstanding	60,557,515	60,892,646
Basic earnings per share
Net income applicable to common stock	$0.51	$0.34
Diluted earnings per share
Net income applicable to common stock	$0.51	$0.34
Cash dividends paid per share of common stock	$0.3125	$0.250

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Cleco Corporation

CLECO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (Unaudited)
For the year ended Dec. 31	2011	2010
Operating revenue
Electric operations	$1,051,956	$1,086,102
Tolling operations	19,004	26,067
Other operations	52,962	44,529
Affiliate revenue	202	1,564
Gross operating revenue	1,124,124	1,158,262
Electric customer credits	(6,811)	(9,596)
Operating revenue, net	1,117,313	1,148,666
Operating expenses
Fuel used for electric generation	383,254	363,550
Power purchased for utility customers	67,898	141,864
Other operations	126,413	119,516
Maintenance	82,076	81,228
Depreciation	119,790	112,203
Taxes other than income taxes	36,356	34,626
Loss on sales of assets	491	338
Total operating expenses	816,278	853,325
Operating income	301,035	295,341
Interest income	891	409
Allowance for other funds used during construction	4,947	12,413
Equity income from investees, before tax	62,050	38,849
Gain on toll settlement	—	148,402
Other income	8,914	5,242
Other expense	(8,434)	(6,991)
Interest charges
Interest charges, including amortization of debt expense, premium, and discount, net	72,445	100,339
Allowance for borrowed funds used during construction	(1,787)	(4,563)
Total interest charges	70,658	95,776
Income before income taxes	298,745	397,889
Federal and state income tax expense	102,897	142,498
Net income	195,848	255,391
Preferred dividends requirements	26	46
Preferred stock redemption costs	112	—
Net income applicable to common stock	$195,710	$255,345

Average number of basic common shares outstanding	60,488,740	60,431,142
Average number of diluted common shares outstanding	60,833,564	60,754,589
Basic earnings per share
Net income applicable to common stock	$3.24	$4.23
Diluted earnings per share
Net income applicable to common stock	$3.22	$4.20
Cash dividends paid per share of common stock	$1.1225	$0.975

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Cleco Corporation

CLECO CORPORATION CONSOLIDATED BALANCE SHEETS (Thousands) (Unaudited)
	At Dec. 31, 2011	At Dec. 31, 2010
Assets
Current assets
Cash and cash equivalents	$93,576	$191,128
Accounts receivable, net	79,864	92,197
Other current assets	283,345	325,525
Total current assets	456,785	608,850
Property, plant and equipment, net	2,893,899	2,784,225
Equity investment in investees	14,540	86,732
Prepayments, deferred charges and other	684,978	681,603
Total assets	$4,050,202	$4,161,410
Liabilities
Current liabilities
Short-term debt	$—	$150,000
Long-term debt due within one year	24,258	12,269
Accounts payable	129,308	125,923
Other current liabilities	167,436	189,489
Total current liabilities	321,002	477,681
Deferred credits	972,287	965,813
Long-term debt, net	1,337,056	1,399,709
Total liabilities	2,630,345	2,843,203
Shareholders' equity
Preferred stock	—	1,029
Common shareholders’ equity	1,447,996	1,328,816
Accumulated other comprehensive loss	(28,139)	(11,638)
Total shareholders’ equity	1,419,857	1,318,207
Total liabilities and shareholders’ equity	$4,050,202	$4,161,410

Please note: In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances. There are many risks and uncertainties with respect to such forward-looking statements, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power’s and Cleco Midstream’s facilities, the results of Cleco Power’s RFPs, the completion of the Acadiana Load Pocket project, the impact of the global economic environment, and other risks and uncertainties more fully described in the company’s latest Annual Report on Form 10-K. Actual results may differ materially from those indicated in such forward-looking statements.

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